UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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            NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.
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CHAIRMAN'S LETTER


Dear Shareholder,

I am pleased to present to you this annual report for Neuberger Berman Real Estate Securities Income Fund Inc. for the fiscal year ended October 31, 2007. The report includes portfolio commentary, a listing of the Fund's investments, and its audited financial statements for the reporting period. In addition, I am taking this opportunity to highlight several significant initiatives taken by the Fund's Board of Directors during the fiscal year.

o In the first half of calendar 2007, the Fund amended its application for exemptive relief from the Securities and Exchange Commission to allow it to implement a "managed distribution plan." This plan would permit the Fund to distribute long-term capital gains to shareholders more frequently than is otherwise permitted by law. The Board believes that a managed distribution plan may help the Fund attract new investors, support the market price of its common stock, and help narrow the discount at which the Fund's common stock trades.

o In April 2007, the Board authorized an increase in the amount of the Fund's monthly distribution to $0.15308 per share from $0.10, effective with the May distribution.

o In October 2007, the Board approved a proposal to merge Neuberger Berman Realty Income Fund Inc. (NYSE: NRI) into the Fund, pending shareholder approval. If approved, the transaction will result in one of the largest domestic real estate closed-end funds and should eliminate confusion in the market place. The Board believes that the larger merged fund may provide shareholders benefits such as enhanced liquidity, reduced expenses and overall a lower expense ratio. Although there can be no assurances, the Board also believes that the transaction could have the positive effect of narrowing the discount from net asset value at which the Fund's common stock trades.

These actions are consistent with the Board's proactive posture -- one focused on continually seeking actions that it believes are in the best interests of the Fund's shareholders.

Thank you for your confidence in Neuberger Berman. We will continue to do our best to earn it.

Sincerely,


/s/ Peter Sundman

PETER SUNDMAN
CHAIRMAN OF THE BOARD
NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.